Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated December 28, 2012, on the financial statements and financial highlights of Pioneer Floating
Rate Fund (one of the series constituting Pioneer Series Trust VI) included in the Annual Report to Shareowners for the year ended October 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 333-138560) of Pioneer Series Trust VI.



						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 7, 2013